FOR IMMEDIATE RELEASE

Tuesday, April 6, 1999

Contact: David G. Ratz, Vice President
                  (740) 286-3283


OAK HILL FINANCIAL EARNINGS INCREASE 20%

JACKSON, OHIO -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today reported net earnings for the three months ended March 31, 1999 of $1,572,000, or $.35 per diluted share. The first quarter earnings represented an increase of 20.4% over the $1,306,000, or $.29 per diluted share, in net earnings that the company recorded for the first quarter of 1998.

Oak Hill Financial's total assets were also up, ending the quarter at $435.2 million, an increase of 15.9% over the $375.4 million in assets recorded at March 31, 1998. Similarly, the company's net loans and deposits at March 31, 1999 were up 18.9% and 15.5%, respectively, from their levels at the end of the first quarter of 1998.

Oak Hill Financial President and CEO John D. Kidd explained that the company's earnings performance continues to be fueled by increased net interest income which, in turn, is being driven by loan growth. "We're still seeing strong loan demand in our established markets, and our newer offices have had excellent loan volume," Kidd stated.

Oak Hill Financial is a bank holding company headquartered in Jackson, Ohio. Its subsidiary, Oak Hill Banks, operates 17 full-service banking offices in nine counties across southern Ohio. The company also operates Action Finance Company, which has offices in Jackson and Wellston.

On March 11, 1999, Oak Hill Financial announced the signing of a definitive agreement to acquire Towne Financial Corp. of Blue Ash, Ohio. Subject to regulatory and shareholder approval, that transaction is expected to be completed by October 1, 1999.
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                            OAK HILL FINANCIAL, INC.
                           APRIL 6, 1999 PRESS RELEASE
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data),

                                               AT OR FOR THE
                                        THREE MONTHS ENDED MARCH 31,
                                             1999        1998
                                               (unaudited)
SUMMARY OF FINANCIAL CONDITION

Total assets                               $435,164   $375,428
Interest bearing deposits
    and federal funds sold                   11,938     12,218
Investment securities                        54,606     52,133
Loans receivable -- net                     346,925    291,736
Deposits                                    370,933    321,166
Federal Home Loan Bank
    advances and other borrowings            22,389     16,524
Stockholders' equity                         38,373     34,427


SUMMARY OF OPERATIONS

Interest income                               8,748      7,634
Interest expense                              4,058      3,654
                                           --------   --------
    Net interest income                       4,690      3,980

Provision for loan losses                       303        277
                                           --------   --------

    Net interest income after
    provision for loan losses                 4,387      3,703

Gain on sale of loans                           159        144
Other non-interest income                       427        372
Non-interest expense                          2,598      2,298
                                           --------   --------

    Earnings before federal income taxes      2,375      1,921

Federal income taxes                            803        615
                                           --------   --------

Net earnings                               $  1,572   $  1,306
                                           ========   ========

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
                            OAK HILL FINANCIAL, INC.
                           APRIL 6, 1999 PRESS RELEASE
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data),

                                                     AT OR FOR THE
                                              THREE MONTHS ENDED MARCH 31,
                                                   1999         1998
                                                      (unaudited)

PER SHARE INFORMATION (1)

Basic earnings per share (2)                     $   0.36     $  0.30
                                                 ========     =======
Diluted earnings per share (3)                   $   0.35     $  0.29
                                                 ========     =======
Dividends per share (2)                          $   0.09     $  0.06
                                                 ========     =======
Book value per share                             $   8.79     $  7.83
                                                 ========     =======


OTHER STATISTICAL AND OPERATING DATA (4)

Return on average assets                             1.48%      1.45%
Return on average equity                            16.78%     15.58%
Net interest margin                                  4.56%      4.57%
Non-interest expense to average assets               2.44%      2.55%
Total allowance for loan losses
    to nonperforming loans                         291.78%    395.90%
Total allowance for loan losses
    to total loans                                   1.25%      1.30%
Nonperforming loans to total loans                   0.43%      0.33%
Nonperforming assets to total assets                 0.35%      0.26%
Net charge-offs to average loans                     0.07%      0.04%
Equity to assets at period end                       8.81%      9.17%
Dividend payout ratio                               25.01%     21.59%

----------
(1) Per share information gives retroactive effect to the 25% stock dividend effected June 1, 1998.

(2) Based on 4,367,765 and 4,398,209 weighted-average shares outstanding for the three month period ended March 31, 1999 and 1998, respectively.

(3) Based on 4,448,146 and 4,477,867 weighted-average shares outstanding for the three month period ended March 31, 1999 and 1998, respectively.

(4) Annualized where appropriate.

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